Exhibit 19.1

INSIDER TRADING POLICY

INTRODUCTION

While performing their duties, officers, directors, employees, consultants and contractors (each a “Covered Person”) of Assembly Biosciences, Inc. (“Assembly Bio”) may receive information regarding Assembly Bio (and possibly other public companies) that is not generally available to the public. U.S. federal securities laws contain provisions designed to protect investors from information disparities a corporate insider may have by trading in securities while in possession of insider information. Any person who, by virtue of his or her position or relationship with Assembly Bio, possesses material nonpublic information concerning Assembly Bio, is prohibited by U.S. law from buying or selling our securities or directly or indirectly passing that information to others who may engage in such transactions (sometimes referred to as “tipping”). This also includes using such information to recommend that someone else buy, hold or sell securities. Violations can be based solely on the fact that a Covered Person possesses material nonpublic information, whether or not a decision to trade or recommend a trade was based on that information.

The Nasdaq stock exchange maintains sophisticated trade tracking software and routinely cross-checks trade information with employee lists to determine if employees of a company have traded in advance of significant news (positive or negative). If Nasdaq sees unusual trading activity, it will send the company a letter with a list of the names of persons who traded in advance of the significant news. Even when persons do not in fact have any information in advance of the news, the fact that the inquiry has begun may need to be disclosed publicly.

A Covered Person will remain bound by this policy (1) while employed by or affiliated with Assembly Bio and (2) for the later of (a) three months and (b) when the Covered Person is no longer in possession of material nonpublic information, in each case, after his or her employment or affiliation with Assembly Bio ends. The term "Covered Persons" also includes a Covered Person’s spouse, significant other, child, parent or other family member, in each case, living in the same household and any investment fund, trust, retirement plan, partnership, corporation or other entity over which a Covered Person has the ability to influence or direct investment decisions concerning securities.

KEY DEFINITIONS

To enable compliance with this policy, Covered Persons need to understand what is meant by “material nonpublic information.” Material nonpublic information is sometimes called “insider information.”

It is also important for Covered Persons to understand what generally constitutes a “security.”

MATERIAL INFORMATION

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in a decision to buy, hold or sell securities and would therefore be likely to affect the price of securities; in short, any information that could reasonably affect the price of Assembly Bio’s securities is material. Either positive or negative information may be material. Examples of potentially material information about Assembly Bio include, but are not limited to:

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earnings results or expectations;
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financial forecasts;
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potential restatements of Assembly Bio’s financial statements, changes in auditors or auditor notification that Assembly Bio may no longer rely on an auditor’s audit report;

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pending or proposed mergers, acquisitions, tender offers, joint ventures, changes in assets or divestitures or other strategic transactions;
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new products;
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developments regarding customers or suppliers;
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competitive developments;
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status of, and results from, preclinical studies or clinical trials conducted by or on behalf of Assembly Bio, including enrollment, results or expected timing;
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adverse events involving Assembly Bio’s products;
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information related to decisions by regulatory authorities regarding Assembly Bio’s product candidates, including related to status of regulatory approval;
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changes in control, management or the Board of Directors;
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public offerings or private sales of debt or equity securities;
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major financing developments;
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litigation developments or governmental investigations, including both actual and threatened litigation or investigations;
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changes in auditors or notices from auditors;
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expansion or curtailment of significant operations;
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write-down or write-offs of substantial assets;
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labor disputes, including strikes or lockouts;
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events regarding Assembly Bio’s securities (defaults, calls, repurchases, splits, dividends, etc.);
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existence of material liquidity deficiencies; and
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bankruptcies or receiverships.

Other types of information can be material at any particular time, depending on the circumstances. You may not need knowledge of specific facts to be deemed in possession of material information. If you know (1) that material information exists regarding Assembly Bio or a publicly held company with which Assembly Bio does business and (2) the general impact of that information, you should not trade in securities of either Assembly Bio or the other company.

If you are unsure at any time as to whether you are in possession of material nonpublic information about Assembly Bio or if you are aware of events that you believe may raise disclosure issues, you should contact your department head and Assembly Bio’s internal legal team for clarification.

WHEN IN DOUBT, ASSUME THAT INFORMATION IS MATERIAL.

NONPUBLIC INFORMATION

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the Securities and Exchange Commission (“SEC”), the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.

Information should only be considered “publicly available” if there has been adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this policy, information will be considered public after the close of trading on the second full trading day following Assembly Bio’s public release of the information.

For example, if Assembly Bio announces material information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Assembly Bio securities is the opening of the market on Thursday. However, if Assembly Bio announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Assembly Bio securities is the opening of the market on Friday.

There may be a valid corporate purpose for withholding public disclosure of material information at certain times. There may also be occasions where information concerning Assembly Bio is material but may not yet be ready for public disclosure. For example, because of the risk of inaccuracy, premature release of certain information (e.g., clinical data) may be misleading if there has not been adequate opportunity to verify the information. Although Assembly Bio has the legal right to withhold public disclosure in such circumstances, Covered Persons are prohibited by the U.S. federal securities laws and this policy from trading on, or tipping, such information. The scope and timing of public disclosure must be determined in a coordinated and appropriate manner by proper personnel of Assembly Bio in accordance with the Assembly Bio’s Corporate Communications Policy.

SECURITIES

Assembly Bio’s “securities” include, but are not limited to, Assembly Bio’s common stock, which is publicly traded, and stock options, restricted stock units (RSUs), warrants, rights, privileges or other derivatives with respect to the common stock. Securities also include preferred stock, certain debt instruments and securities indices. All types of securities are covered by this policy, whether or not they are traded on an exchange, in the over-the-counter market or otherwise.

POLICY

For purposes of the following policy statements and procedures, transactions by a Covered Person shall include any purchase or sale of a security, directly or indirectly, (a) by or at the direction of a Covered Person, (b) by or at the direction of a relative who resides with the Covered Person, (c) by any person or entity over which the Covered Person has or shares voting or investment influence or control, whether the trade is for the benefit of the Covered Person or another person, or (d) by the Covered Person or such relative or controlled person at any time within the period ending the later of (a) three months and (b) when the Covered Person is no longer in possession of material nonpublic information, in each case, after his or her employment or affiliation with Assembly Bio ends.

For purposes of the following statements and procedures, “Insiders” are (1) members of the Assembly Bio Board of Directors; (b) employees with a title of Senior Vice President or higher; and (c) certain other Assembly Bio employees who are designated as Insiders by the Insider Trading Compliance Team (as defined below).

1.
General: No Covered Person possessing material nonpublic information concerning Assembly Bio or any publicly held company with which Assembly Bio does business may trade (i.e., buy or sell) securities of either Assembly Bio or such other company until the information has been made publicly available and, to the extent applicable, the trade has been pre-cleared as required by this policy.
2.
Blackout Periods: No Insider may purchase, sell or otherwise transfer any Assembly Bio securities during a Quarterly Blackout Period (as defined below), and no Covered persons may purchase, sell or otherwise transfer any Assembly Bio securities during a Special Blackout Period.
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Quarterly Blackout Period. The period begins on the close of business on the last trading day of each fiscal quarter and ends following the second trading day after Assembly Bio’s results of operations for the quarter have been publicly disclosed.
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If an Insider ceases to be an Insider during a Quarterly or Special Blackout Period, the applicable Blackout will continue to apply until its expiration, and such person will not be subject to any subsequent Blackouts but will remain bound by this policy for a period of the later of (a) three months and (b) when the Covered Person is no longer in possession of material nonpublic information, in each case, after his or her employment or affiliation with Assembly Bio ends.
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Special Blackout Period. Other events may result in the establishment of Special Blackout Periods during which trades in Assembly Bio’s securities by specified individuals are prohibited. The reason for a Special

Blackout Period may not be disclosed, and any person made aware of the existence of a Special Blackout Period should not disclose the existence of the Special Blackout Period to any other person.
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The failure of the Insider Trading Compliance Team to designate a person as being subject to a Special Blackout Period will not relieve that person of their obligation to avoid trading while aware of material nonpublic information.
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No Safe Harbor. Even if a Covered Person is not subject to a blackout, he or she must still obey all applicable securities laws. Compliance with this policy is not intended to, and does not, constitute a “safe harbor” from securities laws.
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Exceptions. Only the following transactions may be made during a Blackout Period:
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Cash exercises of stock options;
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Purchases of common stock through Assembly Bio’s Employee Stock Purchase Plan;
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Gifting of shares if the instruction or commitment was made outside the Blackout Period;
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Sales of common stock to cover taxes incurred upon vesting or settlement of RSUs, whether such RSUs are time-based or performance-based, pursuant to the administrative rule adopted by the Compensation Committee of the Assembly Bio Board of Directors on February 1, 2023; and
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Transactions pursuant to a Rule 10b5-1 trading plan that has been pre-cleared by the Assembly Bio’s General Counsel and entered into (1) during a trading window (2) when the Covered Person did not possess material nonpublic information.
3.
Pre-Clearance: Insiders and relatives sharing the same home with the Insider or persons or entities over which such Insider has or shares voting or investment influence or control (each a “Restricted Person”) may not trade any Assembly Bio securities without receiving pre-clearance from the Insider Trading Compliance Team, including approval of the transaction and amount of securities involved in the proposed trade.
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Pre-clearance enables the Insider Trading Compliance Team to determine whether circumstances exist that could subject a Restricted Person to a charge of trading on material nonpublic information. Restricted Persons must realize that, as a condition of their employment, Assembly Bio may prohibit trading in its securities by Restricted Persons for any reason. Restricted Persons must also realize that pre-clearance is not legal advice and is not a defense against liability for insider trading. It is the Restricted Person’s responsibility to determine whether he or she possesses material nonpublic information.
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Restricted Persons ceasing to be a Restricted Person will no longer be subject to the pre-clearance requirement, but will remain bound by this policy for a period of the later of (a) three months and (b) when the Covered Person is no longer in possession of material nonpublic information, in each case, after his or her employment or affiliation with Assembly Bio ends.
4.
Tipping: No Covered Person may provide material nonpublic information concerning Assembly Bio or any publicly held company that Assembly Bio does business with to anyone (“tipping”) prior to public disclosure of the applicable material nonpublic information.
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Advice: No Covered Person may advise any other person regarding Assembly Bio securities or any publicly held company that Assembly Bio does business with while he or she possesses material nonpublic information about either company.
6.
Reporting. Covered Persons who become aware that any other Covered Person is violating or is about to violate this policy, must immediately report the violation or potential violation to the Chief Legal and Business Officer.

PRE-CLEARANCE PROCEDURE

The “Insider Trading Compliance Team” is comprised of Assembly Bio’s Chief Executive Officer and General Counsel and is charged with implementing the pre-clearance procedure applicable to Restricted Persons. The Insider Trading Compliance Team can be reached at trading@assemblybio.com.

All Restricted Persons must seek approval of the Insider Trading Compliance team prior to engaging in a transaction in Assembly Bio’s securities, including providing the number of shares or options proposed to be traded. For the sake of clarity, Restricted Persons must also seek pre-clearance of transactions in Assembly Bio’s securities by persons or entities over which they have or share voting or investment influence or control or relatives who live with them. Pre-clearance is not required in connection with sales of common stock to cover taxes incurred upon vesting or settlement of RSUs.

Restricted Persons may not trade in Assembly Bio securities until:

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The Restricted Person has notified the Insider Trading Compliance Team of the amount and nature of the proposed trade(s). To provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a pre-clearance request should, if practicable, be received by the Insider Trading Compliance Team at least two business days prior to the intended trade date;
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The Restricted Person has informed the Insider Trading Compliance Team whether, to the Restricted Person’s best knowledge, the Restricted Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act; and
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The Insider Trading Compliance Team has approved the trade(s) and has certified such approval in writing, which may be by email.

The Insider Trading Compliance Team does not assume the responsibility for, and approval from the Insider Trading Compliance Team does not protect the Insider from, the consequences of prohibited insider trading.

Pre-clearance may be sought by contacting the Insider Trading Compliance Team at trading@assemblybio.com. A team member will respond as soon as possible but is under no obligation to approve a proposed trade. If pre-clearance is granted, the trade must be consummated within four full trading days following the date specified in the pre-clearance response. Pre-clearance will be automatically revoked upon the start of any Quarterly or Special Blackout Period. Decisions by the Insider Trading Compliance Team should not be disclosed to any other person, as such a decision could be considered material nonpublic information.

It is the responsibility of all Covered Persons to manage any prearranged trades other than trades under valid Rule 10b5-1 plans to ensure that no prearranged trades are executed during a Blackout Period and, if subject to the pre-clearance procedures, during any trading window for which pre-clearance has not been obtained.

Other Covered Persons may, but are not required to, ask for pre-clearance prior to engaging in a transaction in Assembly Bio’s securities.

PENALTIES

U.S. federal and state laws prohibit the purchase or sale of securities while in possession of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities. The SEC, U.S. Attorneys and state and foreign enforcement authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

U.S. federal securities laws also impose potential liability on companies and other "controlling persons" who fail to take appropriate steps to prevent illegal trading. Directors, officers and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely trading violation by an employee or other personnel under their control.

In addition, failure to comply with this policy may subject employees to Assembly Bio-imposed disciplinary action, including dismissal or removal for cause, whether or not such failure to comply results in a violation of law, subject to local laws.

OTHER PROHIBITED TRANSACTIONS

There is a heightened legal risk and the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions related to Assembly Bio securities. As a result, Assembly Bio has taken the position that Covered Persons, whether or not in possession of insider information, may not engage in any of the following transactions related to Assembly Bio securities:

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Short sales;
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Publicly traded options, including put options, call options or other derivative securities;
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Hedging and monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and
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Margin accounts and pledged securities.

It is also a violation of law to trade on or tip material nonpublic information concerning other public companies with which Assembly Bio has a current or prospective business relationship, including, without limitation, collaboration partners, lenders, vendors or suppliers. From time to time, Assembly Bio may pursue potential business transactions with other companies and may receive material nonpublic information concerning those companies. Such transactions are conducted under confidentiality agreements. All nonpublic information with respect to other companies with which Assembly Bio has, or proposes to have, a business relationship is fully covered by this policy, because misuse of such information may result in a violation of U.S. federal securities laws.

GENERAL

ASSEMBLY BIO’S INTERNAL LEGAL TEAM DOES NOT GIVE “LEGAL ADVICE” TO INDIVIDUAL EMPLOYEES.

Although you may direct any questions you may have regarding this Policy to Assembly Bio’s internal legal team, the team’s client is Assembly Bio and not individual Assembly Bio employees. Employees are not entitled to rely on Assembly Bio’s internal legal team’s reply or any preclearance determination by the Insider Trading Compliance Team as “legal advice” and there will not be any attorney-client privilege covering the conversation with Assembly Bio’s internal legal team from the employee's perspective. Employees should consult with their own advisors, including personal attorneys, regarding trading decisions, but are not permitted to disclose any Assembly Bio confidential information of the Company, including potentially material, non-public financial information, to their advisors without the consent of Assembly Bio’s internal legal team.

The prohibition against trading during a Quarterly Blackout Period or Special Blackout Period does not mean that trading during other periods is necessarily permitted. This policy continues to govern trading on, and disclosure of, material nonpublic information during any trading window.

ALL COVERED PERSONS ARE ALWAYS PROHIBITED FROM TRADING ON OR DISCLOSING MATERIAL NONPUBLIC INFORMATION.

Adopted by the Board of Directors on March 16, 2023.